Exhibit 8.1

Legal Opinion of Guangdong Shenmou Law Firm on

Whether Boqii Holding Limited, a Listed Company Overseas,

Needs to File with the China Securities Regulatory Commission for the Registration of Its Shares in the United States

Guangdong Shenmou Law Firm

Room 3108B, 31st Floor, Modern International Building, No. 3038, Jintian Road,

Futian District, Shenzhen City,Guangdong Province，China

Tel: +86-755-82795152 Postcode: 518000

June 2026

Contents

Part One: Lawyer’s Statement	1

Part Two: Main Text	2

I. Basic information of Boqii Holding Limited	2

II. Comparison of “Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies” against the Relevant Shares to be Registered	3

Part Three: Conclusive Opinion	3

 i

Legal Opinion of Guangdong Shenmou Law Firm on Whether Boqii Holding Limited, a Listed Company Overseas,

Needs to File with the China Securities Regulatory Commission for the Registration of Its Shares in the United States

Part One: Lawyer’s Statement

To: Relevant departments and individuals

Guangdong Shenmou Law Firm (hereinafter referred to as “Firm”), in accordance with the “Special Legal Service Contract” signed with Boqii Holding Limited, an overseas listed company, has accepted Boqii Holding Limited’s commission to serve as a special legal advisor on whether Boqii Holding Limited needs to file with the China Securities Regulatory Commission (hereinafter referred to as “CSRC”) for the registration of certain amount of its shares in the United States. The Firm will independently provide legal opinions on the above-mentioned matters.

This firm’s lawyers have issued this legal opinion letter based on the “Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies”, the “Securities Law of the People’s Republic of China” and other current effective laws, regulations and normative documents, in accordance with the recognized business standards, ethical norms and the spirit of diligence and responsibility in the legal profession.

For the issuance of this legal opinion, this firm and its lawyers declare as follows:

1. This firm and its lawyers have strictly performed their legal duties based on the “Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies”, the “Securities Law of the People’s Republic of China” and other laws, regulations and normative legal documents, as well as the facts that have occurred or existed before the date of issuance of this legal opinion. They have followed the principles of diligence and responsibility and honesty and credibility, conducted thorough verification and investigation, and guaranteed that the facts recognized in this legal opinion are true, accurate and complete, and the conclusions and opinions expressed are legal and accurate, without any false records, misleading statements or significant omissions. They are willing to bear corresponding legal responsibilities.

2. This legal opinion only expresses opinions on legal issues and does not express opinions on professional fields such as finance, auditing, capital verification and assessment. If this legal opinion quotes the professional opinions, conclusions and certain data issued by relevant professional institutions in the aforementioned fields, it does not mean that this legal opinion makes any express or implied guarantees regarding the authenticity and accuracy of these opinions, conclusions and certain data. For such documents and their contents, this firm’s lawyers do not have the appropriate qualifications to verify or evaluate them in accordance with the law.

3. In this legal opinion, this firm’s lawyers determine the legality and validity of certain events based on the laws, regulations, rules and normative documents that should be applied at the time of the occurrence of such events.

4. The issuance of this legal opinion has been based on the following guarantees provided by Boqii Holding Limited:

(1) Boqii Holding Limited has provided this firm’s lawyers with the original written materials, copies, photocopies, scanned copies, confirmation letters or other materials necessary for the issuance of this legal opinion;

(2) The materials provided by Boqii Holding Limited to this firm’s lawyers are true, accurate, complete and valid, without any concealment, misleading, false statements or significant omissions. If the documents and materials are copies, photocopies or scanned copies, they are completely consistent and identical to the originals, and the originals are genuine. The signatures and seals on the provided documents and materials are genuine and have been legally authorized through the required procedures. The original documents and materials have not been revoked or declared invalid in writing by the relevant authorities during their validity period. All oral statements and explanations of facts are consistent with the facts that have occurred.

5. For facts that are crucial to the issuance of this legal opinion but cannot be independently verified, this firm’s lawyers have relied on the proof documents issued by relevant government departments, Boqii Holding Limited or other relevant units to issue this legal opinion.

6. This firm’s lawyers have not authorized any unit or individual to make any explanations or interpretations of this legal opinion.

7. This firm and its lawyers have no relationship with Boqii Holding Limited and its shareholders that may affect their impartial performance of duties. This firm and its lawyers have the subject qualification and professional qualifications to issue this legal opinion on the matter described.

Based on the above matters, the lawyers of this firm, in accordance with relevant laws, regulations and rules, and in compliance with the recognized business standards, ethical norms and the spirit of diligence and responsibility in the legal profession, issue this legal opinion as follows.

Part Two: Main Text

I. Basic information of Boqii Holding Limited

Upon verification:

Boqii Holding Limited is a limited liability company registered in the Cayman Islands in June 2012. The Company was listed on the New York Stock Exchange in September 30, 2020, with the symbol BQ.

Boqii Holding Limited conducts business activities through variable interest entities in China (hereinafter referred to as “VIEs”) including:

1.	Shanghai Meiyizhi Supply Chain Co., Ltd. (“Meiyizhi WFOE”);

2.	Suzhou Taicheng Supply Chain Co., Ltd. (“Suzhou Taicheng”);

3.	Guangcheng (Shanghai) Information Technology Co., Ltd. (“Shanghai Guangcheng”);

4.	Suzhou Xingyun Yueming Supply Chain Co., Ltd. (“Suzhou Xingyun”); and

5.	Xincheng (Shanghai) Information Technology Co., Ltd. (“Shanghai Xincheng”).

Boqii Holding Limited is a Chinese based enterprise that has been incorporated for over 16 years and has been listed in the United States for more than 4 years. It is a Chinese domestic enterprise that has been issued and listed overseas, and its overseas listing date is earlier than the effective date (March 31, 2023) of the “Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies” published by the China Securities Regulatory Commission.

II. Comparison of “Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies” against the Relevant Shares to be Registered

According to Article 16 of Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, initial public offerings or listings in overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas. Subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within 3 working days after the offering is completed.

As mentioned before, Boqii Holding Limited has been listed in the United States for over 4 years, and at the time of the listing of Boqii Holding Limited, the “Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies” had not been effective. Therefore, the ordinary shares that Boqii Holding Limited intends to register in the United States are not the initial public offering and listing. Also, the registration of the ordinary shares is not issuance of new stock.

Part Three: Conclusive Opinion

Boqii Holding Limited does not need to submit filings with the CSRC for the act of registering its ordinary shares.

The ownership structures of the VIEs do not contravene any PRC laws or regulations currently in effect; and the agreements under the contractual arrangements among Shanghai Xincheng, Shanghai Guangcheng and their respective shareholders, among Meiyizhi WFOE, Suzhou Xingyun and their respective shareholders, as well as among Shanghai Xincheng, Suzhou Taicheng and their respective shareholders governed by PRC laws are valid and binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect.

This legal opinion letter is in duplicate. It shall come into effect upon being signed by the handling lawyer and affixed with the official seal of this firm.

(No text follows on this page)

(This page is blank and serves as the signature page of the Legal Opinion issued by Guangdong Shenmou Law Firm regarding whether the financial activities such as fundraising and financing of the US company CIMG Inc. need to be filed with the China Securities Regulatory Commission.)

GUANGDONG SHENMOU LAW FIRM

Signature of the handling lawyer:	/s/ Jian Tan

Lawyer Jian Tan’s Law Practice Certificate No.: 14403201910134483

Signature of the handling lawyer:	/s/ Ping Wang

Lawyer Ping Wang’s Law Practice Certificate No.: 14403201110071358

Date: Jun 5th, 2026

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